UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):  December 19, 2014

TUCSON ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

Arizona	1-5924	86-0062700
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
88 East Broadway Boulevard
Tucson, AZ 85701
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent required by Item 2.04 of Form 8-K, the information contained in Item 8.01 of this Current Report is incorporated by reference herein. As more fully set forth in Item 8.01, Tucson Electric Power Company (TEP) does not believe that a triggering event has occurred.
Item 8.01 Other Events.
As previously disclosed, TEP leases undivided interests in Unit 1 of the Springerville Generating Station and undivided interests in certain common facilities (collectively Springerville Unit 1) under seven separate lease agreements (Springerville Unit 1 Leases) that are accounted for as capital leases. The leases expire in January 2015 and include fair market value renewal and purchase options. In 2006, TEP purchased a 14.1% undivided ownership interest in Springerville Unit 1, representing approximately 55 MW of capacity.
In 2011, TEP and the five owner participants of Springerville Unit 1 completed a formal appraisal procedure to determine the fair market value purchase price of Springerville Unit 1 in accordance with the Springerville Unit 1 Leases. The purchase price was determined to be $478 per kW of capacity based on a capacity rating of 387 MW.
During 2013, TEP agreed to purchase undivided ownership interests of three of the owner participants in Springerville Unit 1 totaling 35.4%, or 137 MW. The purchase price is the same as the appraisal value of $478 per kW, or approximately $65 million. Upon the close of these lease option purchases in December 2014 and January 2015, TEP will own 49.5% of Springerville Unit 1, or 192 MW of capacity.
The remaining 50.5% of Springerville Unit 1, or 195 MW of capacity, will continue to be owned by third parties, i.e. Wilmington Trust Company and William J. Wade, as Owner Trustee and Cotrustee under a separate trust agreement with each of the remaining two owner participants, Alterna Springerville LLC (Alterna) and LDVF1 TEP LLC (LDVF1) (Alterna and LDVF1, together with the Owner Trustees and Cotrustees, the Third-Party Owners). Alterna and LDVF1 had disputed the results of the appraisal procedure described above. TEP is not obligated to purchase any of the Third-Party Owners’ Springerville Unit 1 power. However, TEP is obligated to operate the unit for the Third-Party Owners after the two separate leases of their interests expire in January 2015. In 2014, TEP and the Third-Party Owners had been engaged in discussions regarding the operation of Springerville Unit 1 and related cost sharing arrangements after the expiration of the leases, but did not reach agreement on several key points.
On November 7, 2014, the Third-Party Owners filed a complaint (FERC Action) against TEP at the Federal Energy Regulatory Commission (FERC) alleging that TEP had not agreed to wheel power and energy for the Third-Party Owners in the manner specified in a lease transaction agreement which will be effective after the Third-Party Owners’ leases terminate on January 1, 2015 and for the cost specified by the Third-Party Owners. The Third-Party Owners requested an order from the FERC requiring such wheeling of the Third-Party Owners’ energy from their Springerville Unit 1 interests after the leases terminate to the location and for the price specified by the Third-Party Owners. On December 3, 2014, TEP filed an answer to the FERC Action denying the allegations and requesting that the FERC dismiss the complaint.
On December 19, 2014, the Third-Party Owners filed a complaint (New York Action) against TEP in the Supreme Court of the State of New York, New York County, alleging, among other things, that TEP has refused to comply with the Third-Party Owners instructions to schedule power and energy to which they are entitled in respect of their undivided interest after the leases terminate on January 1, 2015, that TEP failed to comply with their instructions to specify the level of fuel and fuel handling services effective January 1, 2015, that TEP has failed to properly operate, maintain and make capital investments in Springerville Unit 1 during the term of the leases, that TEP has not agreed to wheel power and energy in the manner required by the lease transaction documents as set forth in the FERC Action and that TEP has breached fiduciary duties claimed to be owed to the Third-Party Owners. The New York Action seeks declaratory judgments, injunctive relief, damages in an amount to be determined at trial and the Third-Owners’ fees and expenses.
On December 22, 2014, Wilmington Trust Company, as Owner Trustees and Lessors under the leases of the Third-Party Owners, sent a notice to TEP referencing the New York Action, stating that the New York Action alleges that TEP has disaffirmed or repudiated certain of its obligations under the lease transaction documents and that such disaffirmances and repudiations constitute events of default under the Third-Party Owners’ leases. The notice states that the Owner Trustees, as Lessors, are exercising their rights under the leases to keep the undivided interests idle and demanding that TEP pay, on January 1, 2015, liquidated damages totaling approximately $71 million. The notice also states that any rights to exercise additional remedies or assert additional events of default are preserved.
Notwithstanding the Third-Party Owner claims, the purchases by TEP of the other 35.4% undivided interests in Springerville Unit 1 will proceed in December 2014 and January 2015 as set forth above.

TEP believes that it has fully complied with all of its obligations under the two Third-Party Owner leases and the other lease transaction agreements, denies that it has disaffirmed or repudiated any of its obligations under the lease transaction documents, denies that any of the amounts claimed as damages are due, denies the allegation that events of default have arisen under such leases and denies that the Lessors are entitled to exercise remedies under such leases. TEP intends to vigorously defend itself against the claims asserted by the Third-Party Owners.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 30, 2014	TUCSON ELECTRIC POWER COMPANY ___________________________ (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer